                                                 Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC
ACCOUNTING FIRM

We have issued our reports dated February 15, 2022 with respect to the consolidated financial statements, financial statement schedule, and internal control over financial reporting of Masimo Corporation included in the Annual Report on Form 10-K for the year ended January 1, 2022, which are incorporated by reference in this Registration Statement. We consent to the incorporation by reference of the aforementioned reports in this Registration Statement, and to the use of our name as it appears under the caption “Experts”.

/s/ GRANT THORNTON LLP
Newport Beach, California
February 15, 2022